Exhibit 10.14

NINTH LEASE MODIFICATION AGREEMENT

AGREEMENT made as of November 5, 2009, by and between 60 EAST 42ND ST. ASSOCIATES L.L.C., a New York limited liability company having its office at 60 East 42nd Street, New York, New York 10165 (hereinafter called “Landlord”), and LINCOLN BUILDING ASSOCIATES L.L.C., a New York limited liability company having its office at 60 East 42nd Street, New York, New York 10165 (hereinafter called “Tenant”).

W I T N E S S E T H:

WHEREAS, the parties are respectively the current landlord and tenant under that certain lease dated October 1, 1958, as modified by agreements dated January 1, 1964, as of January 1, 1977, as of April 1, 1979, as of April 1, 1981, as of April 1, 1982, as of October 1, 1987, March 1, 2000 and as of November 23, 2004 (the “Lease”), covering premises known as and by the street numbers 60 East 42nd Street and 301 Madison Avenue, New York, New York (the “Building”);

WHEREAS, Landlord and Tenant have each consented to increase the outstanding principal balance of the mortgagee encumbering on the fee title up to $100 million pursuant to consent solicitations, dated respectively, September 13, 2004 and August 11, 2004 (the “Consents”), and to pay the debt service thereof by increasing the rent under the Lease;

WHEREAS, the principal indebtedness received by mortgages on said fee title is, as of the date hereof $80,012,524.00;

WHEREAS, Landlord intends to increase the mortgage indebtedness by $16,000,000 to bring the outstanding principal balance thereof to $96,012,524.00, as permitted by the Consents; and

WHEREAS, Landlord and Tenant desire to modify the Lease as hereinafter set forth.

NOW, THEREFORE, in consideration of mutual covenants herein contained, the parties hereto, intending to be bound, hereby agree as follows:

1.(a) Landlord agrees advances of loan proceeds of any Permitted Mortgage (as defined in the Lease) shall be deposited by Landlord in an interest-bearing money market or similar account and disbursed to Landlord and /or to Tenant upon submission of documents reasonably required from Tenant by Landlord for the purposes set forth in the Consents. For purposes of determining Additional Rent and Further Additional Rent, all interest earned on amounts so held by Landlord and disbursed to Tenant shall be treated as income of Tenant.

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(b) Tenant agrees to join in the Mortgage (as defined in the Lease) and the Amended and Restated Assignment of Leases and Rents (as defined in the Mortgage) for the purpose of mortgaging its estate under the Lease and assigning, as additional security, all of its right, title and interest in and to the subleases and rents to secure payment of the Mortgage indebtedness, all as more particularly set forth in said Amended and Restated Assignment of Leases and Rents; provided that Tenant’s liability for such payment shall be limited to such estate.

2. Paragraph 2A(ii) of the Lease is hereby deleted in its entirety and replaced by the following:

“(ii) Commencing on the date hereof, Tenant covenants to pay, in advance, on the first day of each month during the term of this Lease (with payments to commence on the first day of the first month following the date hereof) and any renewal term of this Lease, a basic rent (hereinafter called “Basic Rent”) at an annual rate equal to (i) $24,000 plus (ii) the constant installment payments of interest and amortization (excluding any balloon principal payment due at maturity) payable during such year under all mortgages to which this Lease is subordinate pursuant to Paragraph 30 hereof. The Basic Rent shall be adjusted on a dollar-for-dollar basis by changes in the annual debt service on such mortgages. It is further understood and agreed that the amount of Basic Rent shall be adjusted upon a refinancing of any Mortgage (as defined in Paragraph 30), subject to and in accordance with the provisions of Paragraph 30.”

3. Paragraph 13 of the Lease is hereby deleted in its entirety and replaced by the following:

“13. Tenant agrees that its rights hereunder are subordinate to:

(i)	the mortgage(s) presently encumbering the demised premises; and

(ii)	any future mortgages placed on the demised premises provided that (a) the aggregate principal balance of all mortgages now or hereafter placed on the demised premises does not exceed $100,000,000 plus refinancing costs, (b) such new mortgages are made by an institutional lender on a non-recourse basis and (c) the proceeds of the loan(s) secured by any new mortgage(s) are (i) used to refinance the then existing mortgage(s) on the demised premises, (ii) pay refinancing costs in connection therewith and/or (iii) building improvements in connection with the demised premises.

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(Each mortgage to which Tenant’s rights hereunder are subordinate is hereinafter a “Permitted Mortgage”). Tenant agrees to execute, upon demand, any documents required to evidence such subordination. Tenant further agrees that it will not do or suffer to be done any act upon the demised premises which will violate any of the terms of any Permitted Mortgage or the obligations secured thereby.”

4. Subject to the provisions of Paragraph 1 hereof, any costs, fees and expenses incurred in connection with the execution of this Agreement or the completion of the transactions contemplated herein, shall be paid from proceeds advanced under the Mortgage. Any such costs, fees, and expenses paid by Tenant from sources other than the loan secured by the Mortgage may be deducted in the year expended in calculating Tenant’s net income for purposes of determining Additional Rent and Further Additional Rent under the Lease.

5. Paragraph 30 of the Lease is hereby deleted in its entirety and replaced by the following:

“30. For the purpose of this Paragraph 30, the term “Mortgage” shall mean any fee mortgage to which the Lease is subordinate under the provisions of Paragraph 13 of this Lease, and the term ‘refinancing’ shall include any consolidation, modification, renewal, extension or replacement thereof. In the event that there shall be one or more refinancings of any Mortgage or in the event that the monthly debt service payments under any Mortgage shall be adjusted pursuant to the terms thereof, the annual Basic Rent will be modified to equal to the sum of TWENTY-FOUR THOUSAND DOLLARS ($24,000.00) plus an amount equal to the constant installment payments for interest and amortization (not including any balloon principal payment due at maturity) required annually under all Mortgages.”

6. Landlord and Tenant agree to negotiate the terms of additional options to permit Tenant to extend the term of the Lease beyond its current expiration date, on the condition that such extension rights shall be in proportion to the net present benefit to Landlord of the increase in Basic Rent and the completed Improvement Program.

7. Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed thereto in the Lease.

8. Except as herein modified and as otherwise agreed between Landlord and Tenant, the Lease shall remain in full force and effect, and the parties hereby ratify and confirm all of the other terms, covenants and conditions thereof.

9. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and assigns.

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Landlord:

60 EAST 42ND ST. ASSOCIATES L.L.C.

By:	/s/ Anthony E. Malkin
Name: Anthony E. Malkin
Title: Member

Tenant:

LINCOLN BUILDING ASSOCIATES L.L.C.

By:	/s/ Peter L. Malkin
Name: Peter L. Malkin
Title: Member

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